Exhibit 99.1

For Immediate Release:

TaxMasters Creates New Jobs in 2009 Despite
Challenging Economy

Company’s employees grow by 53%; 107 new positions added during 2009

HOUSTON, TX - December 7, 2009 – TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company, today confirmed employee growth numbers for 2009. Since January 1, 2009, the company has added 107 new employees, a 53% increase, and now totals 307 total employees.

Coming off a year of strong growth for TaxMasters in both sales and profit, the company added case managers, tax preparers, and grew its client service area. The majority of these positions are located in the Houston, Texas area.

Commenting on the growth, Alex Clamon, TaxMasters’ Vice President of Sales said, “We’re proud of the fact that we have not only been able to grow financially this past year, but also to create new jobs. This is a challenging thing to accomplish in such an uncertain economic climate.”

In October 2009, TaxMasters announced that it was anticipating increased growth as it entered the fourth quarter of 2009. The company’s sales for the first six months in 2009 of $18.8 million represented an increase of $12.3 million or 193 percent over sales for the same period in 2008 of $6.4 million.

Clamon continued, “As we enter 2010, we believe that the need for IRS tax relief and the demand for our services will continue to increase, as more tax payers look to come back into tax compliance and resolve their current tax issues. We will continue to add to both our employee numbers and expand our current office space in anticipation of this continued growth.”

About TaxMasters, Inc.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x7000	610.228.2113

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